Exhibit (d)(3)

CB RICHARD ELLIS GROUP, INC.

SECOND AMENDED AND RESTATED

2004 STOCK INCENTIVE PLAN

OPTION GRANT NOTICE

CB Richard Ellis Group, Inc. (the “Company”), pursuant to its Second Amended and Restated 2004 Stock Incentive Plan, as amended (the “Plan”), hereby grants to Optionholder an option to purchase the number of shares of the Company’s common stock (“Common Stock”) set forth below (“Option”). This Option is subject to all of the terms and conditions as set forth herein and in the Stock Option Agreement and the Plan, both of which are attached hereto and incorporated herein in their entirety.

Optionholder:

Date of Grant:

Vesting Commencement Date:

Number of Shares Subject to Option:

Exercise Price (Per Share):

Total Exercise Price:

Expiration Date:

Type of Option:

Exercise Schedule:

Vesting Schedule:

Payment:	By one or a combination of the following items (as described in the Plan):

• By cash or check

• By a “cashless exercise” or “same day trade” effected through the Company’s stock plan administrator or, if there is none, another securities broker approved by the Company

Additional Terms/Acknowledgements: The undersigned Optionholder acknowledges receipt of, and understands and agrees to, this Grant Notice, the Stock Option Agreement and the Plan. Optionholder further acknowledges that as of the Date of Grant, this Grant Notice, the Nonstatutory Stock Option Agreement (Exhibit A hereto) and the Plan (Exhibit B hereto) set forth the entire understanding between Optionholder and the Company regarding the Option and supersede all prior oral and written agreements on that subject with the exception of (i) Awards previously granted and delivered to Participant under the Plan, and (ii) the following agreements only:

OTHER AGREEMENTS:

Date of Grant:

CB RICHARD ELLIS GROUP, INC.:		OPTIONHOLDER:

By:		By:
	Signature		Signature

Title:		Date:

Date:

ATTACHMENTS:

I.	Nonstatutory Stock Option Agreement

Date of Grant:

EXHIBIT A

CB RICHARD ELLIS GROUP, INC.

SECOND AMENDED AND RESTATED

2004 STOCK INCENTIVE PLAN

NONSTATUTORY STOCK OPTION AGREEMENT

THIS OPTION AGREEMENT (including any exhibits hereto, the “Agreement”) is made effective as of the Date of Grant (as set forth in the attached Share Option Grant Notice (including any exhibits thereto, the “Notice”), the terms of which Notice are hereby made a part of this Agreement) between CB Richard Ellis Group, Inc., a Delaware corporation (the “Company”), and the Optionholder named in the Notice.

R E C I T A L S:

WHEREAS, the Company has adopted the CB Richard Ellis Group, Inc. Second Amended and Restated 2004 Stock Incentive Plan (including any exhibits thereto, the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined in this Agreement or in the Notice shall have the same meanings as in the Plan; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the Option provided for herein to the Optionholder pursuant to the Plan and the terms set forth herein and in the Notice.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Grant of the Option. The Company hereby grants to the Optionholder the right and option (the “Option”) to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate of that number of Shares set forth in the Notice, subject to adjustment from time to time pursuant to the provisions of Section 13 of the Plan. The purchase price per share of the Shares subject to the Option (the “Option Price”) shall be the “Exercise Price (Per Share)” set forth in the Notice, subject to adjustment from time to time pursuant to the provisions of Section 13 of the Plan. The Option is intended to be a non-qualified stock option, and is not intended to be treated as an option that complies with Section 422 of the Internal Revenue Code of 1986, as amended.

2. Vesting. At any time, the portion of the Option which has become vested and exercisable pursuant to the Vesting Schedule set forth in the Notice is hereinafter referred to as the “Vested Portion.” If the Optionholder’s Continuous Service is terminated for any reason, the Option shall, to the extent not then vested, be canceled by the Company without consideration. The Vested Portion of the Option shall remain exercisable for the period set forth in Section 3(a) of this Agreement.

Date of Grant:

3. Exercise of Option.

(a)	Period of Exercise.

Subject to the provisions of the Plan and this Agreement, the Optionholder may exercise all or any part of the Vested Portion of the Option at any time prior to the earliest to occur of1:

(i)	The seventh (7th) anniversary of the Date of Grant (i.e., the “Expiration Date” set forth in the Notice);

(ii)	Three (3) months following the date of the Optionholder’s termination of Continuous Service by the Company (other than as a result of death or Disability) or by the Optionholder for any reason;

(iii)	One (1) year following the date of the Optionholder’s termination of Continuous Service as a result of Disability; and

(iv)	Eighteen (18) months following the date of the Optionholder’s termination of Continuous Service as a result of death.

(b)	Method of Exercise.

(i)	Subject to Section 3(a), the Vested Portion of the Option may be exercised in accordance with the procedures developed by the Company and communicated to the Optionholder. The Company may retain the services of a third-party stock plan administrator. When it does so, such stock plan administrator will contact you regarding its processes and the use of its systems for exercising options. The purchase price for the Shares as to which the Option is exercised shall be paid to the Company, at the election of the Optionholder, (i) in cash or its equivalent (e.g., by check) or (ii) if there should be a public market for the Shares at such time, subject to such rules as may be established by the Committee, through the delivery of irrevocable instruments to a broker to sell all or a portion of such Shares and deliver promptly to the Company an amount equal to the aggregate Option Price for the Shares being purchased. Any such sale of shares must be in compliance with the Company’s Securities Trading Policy, which may limit sales to specified trading “windows” and require the delivery of representation letters. At the discretion of the Board, the Optionholder may pay the purchase price for the Shares in some combination of the foregoing. The Optionholder shall also be required to pay all withholding taxes relating to the exercise.

(ii)	Notwithstanding any other provision of the Plan or this Agreement to the contrary, unless there is an available exemption from such registration, qualification or other legal requirements, the Option may not be exercised prior to the completion of any registration or qualification of the Option or the Shares that is required to comply with applicable state and federal securities or any ruling or regulation of any governmental body or national securities exchange or compliance with any other applicable federal, state or foreign law that the Committee shall in its sole discretion determine in good faith to be necessary or advisable.

[1]	If any of these dates fall on a Saturday, Sunday or legal holiday, the last date of exercise shall be the business day preceding such date.

Date of Grant:

body or national securities exchange or compliance with any other applicable federal, state or foreign law that the Committee shall in its sole discretion determine in good faith to be necessary or advisable.

(iii)	Upon the Company’s determination that the Option has been validly exercised as to any of the Shares, the Company shall issue certificates in the Optionholder’s name for such Shares. However, the Company shall not be liable to the Optionholder for damages relating to any delays in issuing the certificates to him, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

(iv)	Should the Optionholder die while holding the Option, the Vested Portion of the Option shall remain exercisable by the Optionholder’s executor or administrator, or the person or persons to whom the Optionholder’s rights under this Agreement shall pass by will, by the laws of descent and distribution, or by beneficiary designation, as the case may be, to the extent set forth in Section 3(a). Any heir or legatee of the Optionholder shall take rights herein granted subject to the terms and conditions hereof.

4. No Right to Continued Employment. Neither the Plan nor this Agreement shall be construed as giving the Optionholder the right to be retained in the employ or service of, or in any consulting relationship to, the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss the Optionholder or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.

5. Transferability. The Option is exercisable only by the Optionholder during the Optionholder’s lifetime and may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Optionholder otherwise than by will or by the laws of descent and distribution and except to family members or family trusts, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

6. Withholding. An Optionholder shall be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of an Option, its exercise or any payment or transfer under an Option or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.

7. Securities Laws. Upon the acquisition of any Shares pursuant to the exercise of the Option, the Optionholder will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

8. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Optionholder at the address appearing in the personnel records of the Company for the Optionholder or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

Date of Grant:

9. Choice of Law. THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

10. Option Subject to Plan. By entering into this Agreement the Optionholder agrees and acknowledges that the Optionholder has received a copy of the Plan. The Option is subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time in accordance with its respective terms, are hereby incorporated herein by reference. The Optionholder acknowledges that the Notice, this Agreement and the Plan set forth the entire understanding between the Optionholder and the Company regarding the Optionholder’s rights to acquire the Shares subject to this Option and supersede all prior oral and written agreements with respect thereto, including, but not limited to, any other agreement or understanding between the Optionholder and the Company or an Affiliate relating to the Optionholder’s employment and any termination thereof, his or her compensation, or his or her rights, claims or interests in or to shares of the capital stock of the Company. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

11. Amendments. The Committee at any time, and from time to time, may amend the terms of the Option; provided, however, that the rights under any Option shall not be materially impaired by any such amendment unless (i) the Company requests the consent of the Optionholder and (ii) the Optionholder consents in writing. Notwithstanding the foregoing, in the event that the Committee shall determine that it is desirable or appropriate to amend the Option in order to allow the Company to satisfy the requirements of the Securities and Exchange Commission for an exemption from the registration requirements under Section 12(g) of the Act, the Option may be amended for this purpose without having to obtain any consent from the Optionholder.

Date of Grant: